Exhibit 3.2
CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION OF
CAVIUM NETWORKS, INC.
     Cavium Networks, Inc., a Delaware corporation (the “Corporation”), does hereby certify that:
     First: The name of the Corporation is Cavium Networks, Inc.
     Second: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is June 22, 2006.
     Third: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending the Corporation’s Certificate of Incorporation as follows:
     The first and third paragraphs of Article IV of the Certificate of Incorporation shall be amended and restated to read as follows:
“A. Classes of Stock. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 127,800,428 shares, of which 81,930,114 shares shall be Common Stock and 45,870,314 shares shall be Preferred Stock.
C. Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by these Amended and Restated Certificate of Incorporation may be issued from time to time in one or more series. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock, which series shall consist of 8,699,989 shares (the “Series A Preferred Stock”), the Series B Preferred Stock, which series shall consist of 15,224,862 shares (the “Series B Preferred Stock”), the Series C Preferred Stock, which series shall consist of 12,413,793 shares (the “Series C Preferred Stock”), and the Series D Preferred Stock, which series shall consist of 9,531,670 shares (the “Series D Preferred Stock”), are as set forth below in this Article IV(C).”
     Fourth: Thereafter, pursuant to a resolution of the Board of Directors of the Corporation, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     In Witness Whereof, Cavium Networks, Inc. has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer this 21st day of December, 2006.

Cavium networks, Inc.
By:	/s/ Syed Ali
Syed Ali, President and Chief Executive Officer